Exhibit 5.1

August 2, 2006

STERIS Corporation

5960 Heisley Road

Mentor, Ohio 44060-1834

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, General Counsel, and Secretary of STERIS Corporation, an Ohio Corporation (the “Company”). In connection with the opinions expressed herein, I or other lawyers in the Company’s Legal Department have examined such documents, records and matters of law as I have deemed necessary for purposes of such opinions. Based upon the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, I am of the opinion that:

1. The Company’s common shares, without par value (the “Common Shares”), that may be issued and sold pursuant to the STERIS Corporation 2006 Long-Term Equity Incentive Plan (the “Plan”) will be, when issued and sold in accordance with such Plan, duly authorized, validly issued, fully paid and nonassessable; provided that the Company at such time has sufficient authorized but unissued Common Shares remaining under its articles of incorporation; and

2. When issued in accordance with the terms of the Amended and Restated Rights Agreement, as amended, between the Company and National City Bank, as rights agent (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.

The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, I have assumed that the Directors of the Company have acted and will act in the good faith exercise of their business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

In rendering the opinion set forth in paragraph 2 above, moreover, I note that my research indicates that there are not reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, I have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

STERIS Corporation

August 2, 2006

My examination of matters of law in connection with the opinions expressed herein has been limited by the procedures I have employed, and accordingly the opinions herein are limited to the laws of the State of Ohio. I express no opinion with respect to the laws of any other jurisdiction and disclaim any undertaking to advise of any change that may occur after the date hereof. In addition, I have assumed that the resolutions authorizing the Company to issue and sell the Common Shares pursuant to the Plan will be in full force and effect at all times at which such Common Shares are issued and sold by the Company, and the Company will take no action inconsistent with such resolutions.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Mark D. McGinley
Senior Vice President, General Counsel, and Secretary
STERIS Corporation